Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-177923
Dated March 14, 2013

S and P 500[R] Dividend Aristocrats Risk Control 8% Exces s Return Index

Performance Update - March 2013

OVERVIEW
The S and P 500[R] Dividend Aristocrats Risk Control 8% Excess Return Index (the
"Index") provides investors with exposure to the "blue chip" names of the S and P
500[R] Dividend Aristocrats Total Return Index. It also adds a volatility control mechanism that targets 8% volatility by adjusting its level of exposure to the S and P 500[R] Dividend Aristocrats Total Return Index. This volatility control mechanism seeks to create a more consistent risk-return profile for the
Dividend Aristocrats Risk Control 8% Index.

Key Features of the Index
[] Exposure to the S and P 500[R] Dividend Aristocrats Total Return Index, a group of 40 or more S and P 500[R] stocks with records of consistently increasing dividends over the past 25 years.  S and P can relax this criterion if less than 40 names qualify.
[] In an effort to maintain a constant annualized volatility of 8%, the Index uses an algorithm to dynamically adjust exposure daily.
[] To adjust exposure, the Index has the ability to employ leverage of up to
150% during periods of low volatility.
[] Levels published daily by Standard and Poor's on Bloomberg.  The S and P 500[R]
Dividend Aristocrats Risk Control 8% Excess Return Index targets 8% volatility and is published to Bloomberg under the ticker SPXD8UE.

Hypothetical and Actual Historical Performance (February 28, 2003 to February
28, 2013)

200
180
160
140
120
100
80

60 S and P 500[R] Dividend Aristocrats Risk Control 8% Excess Return

40 Index

 S and P 500[R] Index

20

0

Feb-03 Feb-05

Feb-07 Feb-09

Feb-11 Feb-13

Hypothetical Index Volatility and Leverage (February 28, 2003 to February 28,
2013)
S and P 500[R] Dividend Aristocrats Total Return Index
100% Realized Volatility (left axis) 160% 90% S and P 500[R] Dividend Aristocrats
8% Risk Control Index 140% Leverage (right axis) 80% 120% 70% 60% 100% 50% 80%
40% 60% 30% 40% 20% 10% 20%
0% 0% Feb-03  Feb-05  Feb-07  Feb-09  Feb-11  Feb-13

Sources: Bloomberg and JPMorgan. Past hypothetical performance results are neither indicative of nor a guarantee of future returns. Actual results will vary, potentially materially, from the hypothetical historical performance provided herein. There is no assurance the Index will outperform the S and P 500[R]
Index, the S and P 500[R] Dividend Aristocrats Risk Control Index, or any
alternative investment strategy.

Recent Performance of the S and P 500[R] Dividend Aristocrats Risk Control 8%
Excess Return Index and the S and P 500[R] Index (as of Feb 28, 2013)

                                Feb 2013   Jan 2013   Dec 2012
------------------------------- ---------- ---------- ---------
S and P 500[R] Dividend Aristocrats
Risk Control 8% Excess Return        1.99%      3.68%    -0.07%
Index
------------------------------- ---------- ---------- ---------

Sources: Bloomberg and JPMorgan. Past hypothetical performance results are neither indicative of nor a guarantee of future returns. Actual results will vary, potentially materially, from the hypothetical historical performance provided herein. There is no assurance the Index will outperform the S and P 500[R] Index, the S and P 500[R] Dividend Aristocrats Risk
Control Index, or any alternative investment strategy.

March 8, 2013

Comparative Hypothetical and Historical Total Returns (%), Volatility (%) and
Correlation -- February 28, 2013

                                                         Three Year        Five Year         Ten Year           Ten Year
 Ten Year
                                      One Year Return Annualized Return Annualized Return Annualized Return Annualized Volatility
 Sharpe Ratio
------------------------------------- --------------- ----------------- ----------------- ----------------- ---------------------
 ------------
S and P 500[R] Dividend Aristocrats Risk
Control 8% Excess Return Index            12.0%            7.9%              5.8%              5.6%               7.9%
 0.71
S and P 500[R] Index (SPX)                    10.9%            11.1%             2.6%              6.1%              20.7%
 0.29
------------------------------------- --------------- ----------------- ----------------- ----------------- ---------------------
 ------------
S and P 500[R] Dividend Aristocrats Total     19.8%            17.0%             11.1%             11.5%             19.4%
 0.59
Return Index
S and P 500[R] Total Return Index (SPTR)      13.5%            13.5%             4.9%              8.2%              20.7%
 0.40

Notes on performance, volatility, leverage and, Sharpe Ratio statistics

Hypothetical, historical performance measures: Represent the performance of the
Index based on, as applicable to the relevant measurement period, the hypothetical backtested daily Index closing levels from February 28, 2003 through August 24, 2010, and the actual historical performance of the Index based on the daily Index closing level from August 25, 2010 through February
28, 2013, as well as the performance of the S and P 500[R] Index over the same period. For purposes of these examples, each index was set equal to 100 at the beginning of the relevant measurement period and returns are calculated arithmetically (not compounded). There is no guarantee the relevant Index will outperform the S and P 500[R] Total Return Index, the S and P 500[R] Dividend
Aristocrats Total Return Index or any alternative investment strategy. Sources:
Bloomberg and JPMorgan.Volatility is calculated from the historical returns, as applicable to the relevant measurement period, of the S and P 500[R] Total Return
Index, the S and P 500[R] Dividend Aristocrats Total Return Index and the S and P
500[R] Dividend Aristocrats Risk Control 8% Excess Return Index. Volatility
represents the annualized standard deviation of the relevant index's arithmetic daily returns through February 28, 2013. The index leverage is the hypothetical back-tested amount of exposure of the Index to the S and P 500[R] Dividend
Aristocrats Total Return Index and should not be considered indicative of the actual leverage that would be assigned during an investment in the Index. The
Sharpe Ratio, which is a measure of risk-adjusted performance, is computed as the ten year annualized historical return divided by the ten year annualized volatility. The back-tested, hypothetical, historical annualized volatility and index leverage have inherent limitations. These volatility and leverage results were achieved by means of a retroactive application of a back-tested volatility model designed with the benefit of hindsight. No representation is made that in the future the relevant indices will have the volatility as shown. Alternative modeling techniques or assumptions might produce significantly different results and may prove to be more appropriate. Actual annualized volatilities and leverage may vary materially from this analysis. Source: Bloomberg and
JPMorgan.

Key Risks
[] The Index has a limited operating history and may perform in unexpected ways. The Index began publishing on August 25, 2010 and, therefore, has a limited history. S and P has calculated the returns that hypothetically might have been generated had the Index existed in the past, but those calculations are subject to many limitations and do not reflect actual trading, liquidity constraints, fees and other costs.
[] The Index may not be successful, may not outperform the S and P 500[R] Dividend
Aristocrats Total Return Index and may not achieve its target volatility. No assurance can be given that the volatility strategy will be successful or that the Index will outperform the S and P 500[R] Dividend Aristocrats Total Return
Index or any alternative strategy that might be employed to reduce the level of risk of the S and P 500[R] Dividend Aristocrats Total Return Index . We also can give no assurance that the Index will achieve its target volatility of 8%.
[] The Index is not a total return index, and is subject to short-term money market fund borrowing costs-- As an "excess return" index, the S and P 500[R]
Dividend Aristocrats Risk Control 8% Excess Return Index calculates the return on a leveraged or deleveraged investment in the S and P 500[R] Dividend Aristocrats
Total Return Index where the investment was made through the use of borrowed funds. Investments linked to this "excess return" index, which represents an unfunded position in the S and P 500[R] Dividend Aristocrats Total Return Index ,
will be subject to short-term money market fund borrowing costs and will not include the "total return" feature or the cash component of the "total return"
index, which represents a funded position in the S and P 500[R] Dividend
Aristocrats Total Return Index .
[] The Index represents portfolios consisting of the S and P 500[R] Dividend
Aristocrats Total Return Index and a borrowing cost component accruing interest based on a synthetically rolling 3-month bond with reference to the 2-month and
3-month U.S. LIBOR rates. The Index dynamically adjusts its exposures to the
S and P 500[R] Dividend Aristocrats Total Return Index based on the S and P 500[R]
Dividend Aristocrats Total Return Index's historic volatility. The Index's'
exposure to the S and P 500[R] Dividend Aristocrats Total Return Index will decrease when historical volatility causes the risk level of the S and P 500[R]
Dividend Aristocrats Total Return Index to reach a high threshold. If, at any time, the Index exhibits low exposure to the S and P 500[R] Dividend Aristocrats
Total Return Index and the S and P 500[R] Dividend Aristocrats Total Return Index
subsequently appreciates significantly, the Index will not participate fully in this appreciation.

Key Risks Continued
[] J.P. Morgan Securities LLC ("JPMS"), one of our affiliates, worked with S and P in developing the guidelines and policies governing the composition and calculation of the Index. The policies and judgments for which JPMS was responsible could have an impact, positive or negative, on the level of the
Indices. JPMS is under no obligation to consider your interests as an investor.

The risks identified above are not exhaustive. You should also review carefully the related "Risk Factors" section in the relevant product supplement and the
"Selected Risk Considerations" in the relevant term sheet or pricing supplement.

Index Disclaimers

"Standard and Poor's[R]," "S and P[R]," "S and P 500[R]," "S and P 500[R] Dividend
Aristocrats," and "S and P 500[R] Dividend Aristocrats Risk Control 8% Excess
Return Index" are trademarks of the McGraw-Hill Companies, Inc. and have been licensed for use by J.P. Morgan Securities LLC. This transaction is not sponsored, endorsed, sold or promoted by S and P, and S and P makes no representation regarding the advisability of purchasing securities generally or financial instruments issued by JPMorgan Chase and Co. S and P has no obligation or liability in connection with the administration, marketing, or trading of products linked to the S and P 500[R] Dividend Aristocrats Risk Control 8% Excess Return Index.

For more information on the Index and for additional key risk information see
Page 4 of the Strategy Guide at:
http://www.sec.gov/Archives/edgar/data/19617/000095010312003746/dp31802_fwp-ari
stocrats.htm

DISCLAIMER
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Free Writing Prospectus filed pursuant to Rule 433; Registration Statement No.
333-177923

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